MELANSON HEATH
ACCOUNTANTS • AUDITORS

149 Hanover Street
Manchester, NH 03101
(603)669-6130
melansonheath.com

Additional Offices:
Nashua, NH
Andover, MA
Greenfield, MA
Ellsworth, ME

Cellular Specialties, Inc.
670 North Commercial Street
Manchester, NH 03101

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-79407 and No. 333-100625, and Form S-8 No. 333-155211, No. 333-32646, No. 333-105926 and No. 333-119620) of Westell Technologies, Inc. and Subsidiaries and in the related Prospectuses of our report dated February 24, 2014 relating to the financial statements of Cellular Specialties, Inc., which appears in Amendment No. 1 to the Current Report on Form 8-K of Westell Technologies, Inc. dated March 1, 2014.

MELANSON HEATH & COMPANY, PC
Certified Public Accountants

Melanson, Heath + Company P.C.

Manchester, NH
May 6, 2014